Exhibit 10.3

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This agreement (Agreement) is entered into between Michelle Coleman (Employee) and SunOpta, Inc. (Company). This Agreement has been individually-negotiated and is not provided in connection with a termination program.

1.      Termination of Employment Relationship. Employee and the Company will end their employment relationship on March 3, 2017 (the “Termination Date”). The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date by providing written notice. Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date. Employee acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; and (iii) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

2.      Consideration. In consideration of Employee’s promises in this Agreement, and upon expiration of the revocation period so long as Employee has not revoked, the Company will provide Employee:

A.

Severance pay in the total gross amount of $280,500, to be paid as salary continuation (the “Severance Benefit”). The Severance Benefit shall be payable over a twelve (12) month period beginning after the Termination Date and payable in the form of substantially equal monthly payments made over this twelve (12) month period. The initial payment shall be made on Company’s first regular pay date following, and subject to, the occurrence of all of the following: (i) Employee’s termination of employment, (ii) her execution of this Agreement, and (iii) expiration of the revocation period described in Paragraph 11 without Employee having revoked this Agreement. Severance Benefit shall be made pursuant to a fixed schedule of the regular payroll practices of the Company.

B.	If Employee elects COBRA, Company will pay Employer portion and COBRA fees for medical and dental coverage for twelve (12) months. Employee is responsible for the Employee portion of such coverage.

C.	Outplacement Benefits. Employer will provide Employee with outplacement benefits for six (6) months through Challenger, Gray & Christmas.

D.	Fifty percent (50%) of the total retention bonus outlined in Employee’s Retention Bonus Agreement dated November 8, 2016, in the total gross amount of $56,100.

The Company will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled. The Company also will pay Employee accrued but unused vacation regardless of whether Employee signs this Agreement. The Company is under no obligation to provide reinstatement, employment, re-employment, consulting or other similar status.

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3.      Full and Final Release. In consideration of the benefits provided by the Company, Employee, for Employee personally and Employee’s heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

4.      Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, and (iv) which cannot be released by private agreement. Employee understands that nothing in this Agreement (a) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the Older Workers Benefit Protection Act or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Employee from exercising Employee’s rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Employee is waiving her right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

5.      Proprietary Information. Employee acknowledges access to and receipt of confidential business and proprietary information, as well as attorney-client privileged information, regarding the Company and its affiliates while working. Employee agrees not to make any such information known to any member of the public. Employee further agrees to return to the Company prior to the Termination Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain.

6.      Non-Solicitation of Employees. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees. Employee agrees, as a condition of this Agreement, not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of twelve (12) months following the Termination Date.

7.      Confidentiality. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

8.      Cooperation. Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

9.      Non-Admission. This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

10.      Non-Disparagement. Except as otherwise provided in Paragraph 4 above, Employee agrees not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing. Nothing in this paragraph prohibits Employee from complying with a court order or lawful subpoena. The Company agrees that it will instruct David Colo, CEO, Colin Smith, COO, Robert McKeracher, CFO, John Ruelle, SVP, and Jill Barnett, Chief Legal Counsel, not to make statements to any person or entity external or internal to the Company that are in any way disparaging or negative toward Employee.

11.      Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing this Agreement. Employee has twenty-one (21) days to consider whether to sign this Agreement (the “Consideration Period”). Employee must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to the Termination Date. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have fifteen days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the fifteen-day revocation period to David Colo, CEO, SunOpta, Inc. 7301 Ohms Lane, Suite 600, Edina, MN 55439. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the sixteenth day after Employee signs this Agreement provided Employee does not revoke this Agreement. Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period. Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

12.      Applicable Law and General Provisions. This Agreement shall be interpreted under Minnesota law. This Agreement sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement. To the extent of any conflict between the terms of this Agreement and the Company’s severance plan, the provisions of this individually-negotiated Agreement shall prevail. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: 3/3/2017	David J. Colo Company Representative	/s/ David J. Colo Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding.

Date: 3/3/2017 Not valid if signed before Termination Date	Michelle Coleman Name Printed	/s/ Michelle Coleman Signature